Exhibit 99.1
FOR IMMEDIATE RELEASE
Assisted Living Concepts, Inc. Announces Continued Successful Execution of Strategy. Reports Higher
Occupancy and Increased Margins
MENOMONEE FALLS, WISCONSIN March 5, 2010
Highlights:
•	Fourth quarter 2009 revenues from private pay residents exceeds 96% of total revenues
•	Average private pay occupancy increases by 69 units over the third quarter, overall occupancy at 63.5%
•	Adjusted EBITDAR as a percent of revenues increases to 34.1%, up from 33.6% in the third quarter of 2009 and 28.5% in the fourth quarter of 2008
Assisted Living Concepts, Inc. (“ALC”) (NYSE:ALC) reported net income from continuing operations and net income of $4.3 million in the fourth quarter of 2009 compared to net income from continuing operations and net income of $3.2 million and $3.0 million, respectively, in the fourth quarter of 2008.
“Our private pay strategy gained significant momentum in the fourth quarter of 2009,” commented Laurie Bebo, President and Chief Executive Officer. “We saw private pay occupancy gains in each month of the quarter, and at December 31, 2009, achieved our highest private pay occupancy of the year.”
Ms. Bebo continued: “Our results in 2009 put us in good position to further enhance profitability in 2010 and beyond. We are now substantially out of Medicaid programs, achieving over 96% of our revenues from private pay sources. Four years ago that number was 70%. A higher percentage of revenues from private pay sources helps our margins because private pay rates in 2009 exceeded Medicaid reimbursement rates by approximately $38 per day. We continue to be focused on private pay occupancy. Headwinds caused by the economic recession constrained our ability to increase private pay census. We were able to achieve strong margins through prudent management of leverage and expenses. Despite the continuing effects of the recession, we saw steady improvement in private pay occupancy in the second half of 2009. The combination of our exiting from Medicaid programs, attention to expenses, and increases in private pay occupancy resulted in significant improvement in margins and provides an excellent platform for future profitability improvement.”
For the year ended December 31, 2009, ALC reported net income from continuing operations of $0.8 million and a net loss of $0.2 million, compared to net income from continuing operations and net income of $14.7 million and $14.3 million, respectively, in the year ended December 31, 2008. The 2009 net income from continuing operations was negatively impacted by a $14.7 million (net of income tax benefits) write-off of goodwill in the first quarter of 2009 (the “Goodwill Write-off”) and a non-cash non-recurring write-off of $0.1 million (net of income tax benefits) related to ALC’s decision not to exercise a purchase option under a capital lease in the third quarter of 2009 (the “Capital Lease Write-off”). The 2009 net loss resulted from the Goodwill Write-off, the Capital Lease Write-off and an additional non-cash, non-recurring write-off of $0.8 million (net of income tax benefits) recorded in discontinued operations related to ALC’s decision not to exercise a purchase option under the capital lease referred to above (the “Discontinued Operations Write-off”). Excluding the impact of the Goodwill Write-off, the Capital Lease Write-off and the Discontinued Operations Write-Off, net income from continuing operations and net income for the year ended December 31, 2009 would have been $15.6 million and $15.4 million, respectively.

Diluted earnings per common share for the fourth quarter and the year ended December 31, 2009 and 2008 were:

	Quarter ended			Year ended
	December 31,			December 31,
	2009	2008		2009		2008
Diluted earnings per common share from continuing operations	$0.37	$0.26		$0.07		$1.17
Diluted earnings (loss) per common share	$0.37	$0.25		$(0.01)		$1.14
Pro forma diluted earnings per common share from continuing operations excluding one-time charges	$0.37	$0.27	(3)	$1.33	(1)(2)	$1.19	(3)

(1)	Excludes the Capital Lease Write-Off.

(2)	Excludes the Goodwill Write-off.

(3)	Excludes non-cash write off of assets damaged as a result of hurricanes, net of income tax benefits.
See attached tables for non-GAAP reconciliations and calculations of weighted average basic and diluted shares.
Effective March 16, 2009, ALC implemented a one-for-five reverse stock split of its Class A and Class B common stock. All share and per share data in this press release have been adjusted to reflect this reverse stock split.
Certain non-GAAP financial measures are used in the discussions in this release in evaluating the performance of the business. See attached tables for definitions of Adjusted EBITDA and Adjusted EBITDAR, reconciliations of net income (loss) to Adjusted EBITDA and Adjusted EBITDAR, calculations of Adjusted EBITDA and Adjusted EBITDAR as a percentage of total revenues (Adjusted EBITDAR and Adjusted EBITDA margins), and non-GAAP financial measure reconciliation information.
As of December 31, 2009, ALC operated 215 senior living residences comprising 9,398 units (in the fourth quarter of 2009 we combined two residences located on the same campus). ALC ceased operating four assisted living residences consisting of 118 units following the close of business December 31, 2009. These residences are classified as discontinued. As of January 1, 2010, ALC operated 211 senior living residences comprising 9,280 units.
The following discussions exclude the impact of discontinued operations unless otherwise specified.
Quarters ended December 31, 2009, December 31, 2008, September 30, 2009
Revenues of $57.7 million in the fourth quarter ended December 31, 2009 increased $0.6 million or 1.1% from $57.1 million in the fourth quarter of 2008 and increased $0.5 million or 0.9% from the third quarter of 2009.
Adjusted EBITDA for the fourth quarter of 2009 was $14.6 million, or 25.3% of revenues and
•	increased $3.3 million or 29.4% from $11.3 million and 19.8% of revenues in the fourth quarter of 2008; and
•	increased $0.4 million or 3.1% from $14.2 million and 24.7% of revenues in the third quarter of 2009.
Adjusted EBITDAR for the fourth quarter of 2009 was $19.7 million, or 34.1% of revenues and
•	increased $3.4 million or 20.8% from $16.3 million and 28.5% of revenues in the fourth quarter of 2008; and
•	increased $0.5 million or 2.4% from $19.2 million and 33.6% of revenues in the third quarter of 2009.
Fourth quarter 2009 compared to fourth quarter 2008
Revenues in the fourth quarter of 2009 increased from the fourth quarter of 2008 primarily due to higher average daily revenue as a result of rate increases ($2.7 million), partially offset by the planned reduction in the number of units occupied by Medicaid residents ($2.1 million).

Both Adjusted EBITDA and Adjusted EBITDAR increased in the fourth quarter of 2009 primarily due to a decrease in residence operations expenses excluding the impact of damage caused by hurricanes in 2008 ($3.0 million) and an increase in revenues discussed above ($0.6 million), partially offset by an increase in general and administrative expenses excluding non-cash equity based compensation ($0.2 million) and, for Adjusted EBITDA only, an increase in resident lease expense ($0.1 million). Residence operations expenses decreased primarily from lower labor, kitchen and utility expenses. Staffing needs in the fourth quarter of 2009 as compared to the fourth quarter of 2008 decreased primarily because of a decline in the number of units occupied by Medicaid residents who tend to have higher care needs than private pay residents. In addition, general economic conditions enabled us to hire new employees at lower wage rates. Kitchen expenses were lower due to lower overall occupancy and new group purchasing plans. Fourth quarter 2009 utility expenses benefited from lower prices in electricity and natural gas than the fourth quarter of 2008. General and administrative expense increased primarily from the successful achievement of performance based compensation.
Fourth quarter 2009 compared to the third quarter 2009
Revenues in the fourth quarter of 2009 increased from the third quarter of 2009 primarily due to an increase in the number of units occupied by private pay residents ($0.7 million) and higher average daily revenue as a result of rate increases ($0.3 million), partially offset by the planned reduction in the number of units occupied by Medicaid residents ($0.5 million).
Increased Adjusted EBITDA and Adjusted EBITDAR in the fourth quarter of 2009 as compared to the third quarter of 2009 resulted primarily from an increase in revenues discussed above ($0.5 million) and a decrease in residence operations expenses ($0.5 million), partially offset by an increase in general and administrative expenses excluding non-cash equity-based compensation ($0.5 million) and, for EBITDA only, an increase in resident lease expense ($0.1 million). Residence operations expenses decreased primarily from lower labor expenses resulting from a decline in the number of Medicaid residents who tend to have higher care needs than private pay residents. General and Administrative expenses increased primarily due to a non-recurring favorable legal settlement recorded in the third quarter of 2009 and other professional fees.
Year ended December 31, 2009, and December 31, 2008
Revenues of $228.7 million in the year ended December 31, 2009, decreased $2.9 million or 1.2% from $231.6 million in the year ended December 31, 2008.
Adjusted EBITDA for the year ended December 31, 2009, was $53.6 million and 23.4% of revenues and increased $4.9 million or 10.0% from $48.7 million and 21.0% of revenues in the year ended December 31, 2008.
Adjusted EBITDAR for the year ended December 31, 2009, was $73.6 million and 32.2% of revenues and increased $5.0 million or 7.3% from $68.6 million and 29.6% of revenues in the year ended December 31, 2008.
Year ended December 31, 2009, compared to the year ended December 31, 2008
Revenues in the year ended December 31, 2009, decreased from the year ended December 31, 2008 primarily due to the planned reduction in the number of units occupied by Medicaid residents ($8.0 million), a reduction in the number of units occupied by private pay residents ($3.5 million) and, as a result of 2008 being a leap year, one less day in the year ended December 31, 2009 ($0.6 million), partially offset by higher average daily revenue as a result of rate increases ($9.2 million).

Both Adjusted EBITDA and Adjusted EBITDAR increased in the year ended December 31, 2009 primarily due to a decrease in residence operations expenses exclusive of the impact of damage caused by hurricanes in 2008 ($8.3 million), partially offset by decreased revenues discussed above ($2.9 million), an increase in general and administrative expenses excluding non-cash equity-based compensation ($0.4 million) and, for Adjusted EBITDA only, an increase in facility rent expense ($0.1 million). Residence operations expenses decreased primarily from lower labor and kitchen expenses as well as the absence of non-recurring expenses associated with hurricanes. Staffing needs in the year ended December 31, 2009, as compared to the year ended December 31, 2008, decreased primarily because of a decline in the number of units occupied by Medicaid residents who tend to have higher care needs than private pay residents. In addition, general economic conditions enabled us to hire new employees at lower wage rates. Decreased overall occupancy and new group purchasing plans lowered purchasing costs and resulted in lower kitchen expenses. General and administrative expense increased primarily from increased salaries, wages and benefits.
Liquidity
At December 31, 2009 ALC maintained a strong liquidity position with cash of approximately $4.4 million and undrawn lines of $70 million.
Discontinued Operations
On January 1, 2005, ALC entered into a master lease agreement for five residences located in Oregon totaling 157 units. The master lease included what was determined at January 1, 2005 for accounting purposes to be a “bargain purchase option” and was accounted for as a capital lease. The master lease gave ALC the right to purchase all five buildings for total consideration of $10.3 million consisting of the assumption of $4.7 million of Oregon Housing and Community Services Bonds and $5.6 million in cash. The master lease provided that, in the event the option is not exercised, ALC would continue to lease one of the residences under a prior operating lease. Based upon operating performance, the assumption of bonds with an average interest rate of 8.03%, and various operating restrictions under the bond indentures, ALC determined it was not economically or operationally prudent to exercise the option to purchase these properties at the predefined price.
As a result, ALC ceased operating four of the residences consisting of 118 units on December 31, 2009 and continues to operating one residence consisting of 39 units under an operating lease expiring in February 2014 (with a right to extend an additional five years). During 2009 the decision not to exercise this option resulted in the reduction of $10.5 million of ALC’s obligations under the capital lease and an $11.8 million reduction in assets on ALC’s balance sheet.
Investor Call
ALC has scheduled a conference call for this morning, March 5, 2010 at 10:00 a.m. (Eastern Time) to discuss financial results for the fourth quarter. The toll-free number for the live call is 800-230-1093 or international 612-332-0107. A taped rebroadcast of the conference call will be available approximately three hours following the live call until midnight on April 5, 2010, by dialing toll free 800-475-6701, or international 320-365-3844; and using access code 145335.
About Us
Assisted Living Concepts, Inc. and its subsidiaries operate 211 assisted living residences with capacity for over 9,280 residents in 20 states. ALC’s assisted living facilities typically consist of 40 to 60 units and offer residents a supportive, home-like setting and assistance with the activities of daily living. ALC employs approximately 4,100 people.

Forward-looking Statements
Statements contained in this release other than statements of historical fact, including statements regarding anticipated financial performance, business strategy and management’s plans and objectives for future operations, including managements expectations about improving occupancy and private pay mix, are forward-looking statements. Forward-looking statements generally include words such as “expect,” “point toward,” “intend,” “will,” “indicate,” “anticipate,” “believe,” “estimate,” “plan,” “strategy” or “objective.” Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied. In addition to the risks and uncertainties referred to in the release, other risks and uncertainties are contained in ALC’s filings with United States Securities and Exchange Commissions and include, but are not limited to, the following: changes in the health care industry in general and the long-term senior care industry in particular because of governmental and economic influences; changes in general economic conditions, including changes in housing markets and the availability of credit at reasonable rates; changes in regulations governing the industry and ALC’s compliance with such regulations; changes in government funding levels for health care services; resident care litigation, including exposure for punitive damage claims and increased insurance costs, and other claims asserted against ALC; ALC’s ability to maintain and increase census levels; ALC’s ability to attract and retain qualified personnel; the availability and terms of capital to fund acquisitions and ALC’s capital expenditures; changes in competition; and demographic changes. Given these risks and uncertainties, readers are cautioned not to place undue reliance on ALC’s forward-looking statements. All forward-looking statements contained in this report are necessarily estimates reflecting the best judgment of the party making such statements based upon current information. ALC assumes no obligation to update any forward-looking statement.
For further information, contact:
Assisted Living Concepts, Inc.
John Buono
Sr. Vice President, Chief Financial Officer and Treasurer
Phone: (262) 257-8999
Fax: (262) 251-7562
Email: jbuono@alcco.com
Visit ALC’s Website @ www.alcco.com

ASSISTED LIVING CONCEPTS, INC.
Consolidated Statements of Operations
(In thousands, except earnings per share)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2009	2008	2009	2008
		(Reclassified)(1)		(Reclassified)(1)

Revenues	$57,737	$57,101	$228,723	$231,576
Expenses:
Residence operations (exclusive of depreciation and amortization and residence lease expense shown below)	34,555	37,774	142,048	150,645
General and administrative	3,594	3,251	13,515	12,789
Residence lease expense	5,068	5,009	20,044	19,910
Depreciation and amortization	5,630	4,678	21,219	18,333
Loss due to property impairment	—	—	148	—
Goodwill impairment	—	—	16,315	—

Total operating expenses	48,847	50,712	213,289	201,677

Income from operations	8,890	6,389	15,434	29,899
Other expense:
Interest income	28	141	54	614
Interest expense	(1,892)	(1,737)	(7,343)	(7,149)

Income from continuing operations before income taxes	7,026	4,793	8,145	23,364

Income tax expense	(2,722)	(1,598)	(7,343)	(8,652)

Net income from continuing operations	4,304	3,195	802	14,712
Income (loss) from discontinued operations, net of tax	23	(165)	(957)	(389)

Net income (loss)	$4,327	$3,030	$(155)	$14,323

Weighted average common shares:
Basic	11,606	12,165	11,751	12,486
Diluted	11,762	12,291	11,751	12,617
Per share data:
Basic earnings per common share
Earnings from continuing operations	$0.37	$0.26	$0.07	$1.18
Loss from discontinued operations	0.00	(0.01)	(0.08)	(0.03)

Net income (loss)	$0.37	$0.25	$(0.01)	$1.15

Diluted earnings per common share
Earnings from continuing operations	$0.37	$0.26	$0.07	$1.17
Loss from discontinued operations	0.00	(0.01)	(0.08)	(0.03)

Net income (loss)	$0.37	$0.25	$(0.01)	$1.14

Adjusted EBITDA (2)	$14,606	$11,284	$53,576	$48,713

Adjusted EBITDAR (2)	$19,674	$16,293	$73,620	$68,623

(1)	Reflects the reclassification of the operations of 118 units previously reported as continuing operations to discontinued operations.

(2)	See attached tables for definitions of Adjusted EBITDA and Adjusted EBITDAR and reconciliations of net income to Adjusted EBITDA and Adjusted EBITDAR.

ASSISTED LIVING CONCEPTS, INC.
Consolidated Balance Sheets
(In thousands, except share and per share data)

	2009	2008
		(Reclassified)(1)
ASSETS
Current Assets:
Cash and cash equivalents	$4,360	$19,905
Investments	3,427	3,139
Accounts receivable, less allowances of $738 and $689, respectively	2,668	2,679
Prepaid expenses, supplies and other receivables	3,537	3,357
Deposits in escrow	1,993	2,313
Income tax receivable	723	3,147
Deferred income taxes	4,636	4,614
Current assets of discontinued operations	36	153

Total current assets	21,380	39,307
Property and equipment, net	415,454	413,149
Goodwill	—	16,315
Intangible assets, net	11,812	13,443
Restricted cash	4,389	3,783
Other assets	1,935	2,027
Non-current assets of discontinued operations	399	10,597

Total Assets	$455,369	$498,621

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$8,005	$13,529
Accrued liabilities	19,228	17,947
Deferred revenue	6,368	6,687
Current maturities of long-term debt	1,823	10,866
Current portion of self-insured liabilities	500	300
Current liabilities of discontinued operations	34	8,574

Total current liabilities	35,958	57,903
Accrual for self-insured liabilities	1,416	1,176
Long-term debt	119,914	136,890
Deferred income taxes	13,257	11,811
Other long-term liabilities	11,853	11,088
Non-current liabilities of discontinued operations	—	14
Commitments and contingencies

Total Liabilities	182,398	218,882

Preferred Stock, par value $0.01 per share, 25,000,000 shares authorized, no shares issued and outstanding, respectively	—	—
Class A Common Stock, $0.01 par value, 80,000,000 authorized at December 31, 2009 and December 31, 2008; 12,397,535 and 12,361,711 shares issued and 10,048,674 and 10,443,313 shares outstanding, respectively	124	124
Class B Common Stock, $0.01 par value, 15,000,000 authorized at December 31, 2009 and December 31, 2008; 1,528,650 and 1,562,101 issued and outstanding, respectively	15	16
Additional paid-in capital	314,602	314,202
Accumulated other comprehensive loss	(2,012)	(1,989)
Retained earnings	33,486	33,641
Treasury stock at cost, 2,348,851 and 1,918,398 shares, respectively	(73,244)	(66,255)

Total Stockholders’ Equity	272,971	279,739

Total Liabilities and Stockholders’ Equity	$455,369	$498,621

(1)	Reflects the reclassification of the balance sheet of 118 units previously reported as continuing operations to discontinued operations.

ASSISTED LIVING CONCEPTS, INC.
Consolidated Statements of Cash Flows
(In thousands)

	Year Ended December 31,
	2009	2008
OPERATING ACTIVITIES:
Net income	$(155)	$14,323
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	21,518	18,710
Goodwill impairment	16,315	—
Loss due to property and equipment impairment	1,369	—
Amortization of purchase accounting adjustments for leases and debt	(395)	(248)
Provision for bad debts	49	(303)
Provision for self-insured liabilities	1,080	435
Loss on sale or disposal of fixed assets	82	196
Equity-based compensation expense	406	99
Change in fair value of derivative	53	(655)
Deferred income taxes	1,424	5,878
Changes in assets and liabilities:
Accounts receivable	(38)	515
Supplies, prepaid expenses and other receivables	(180)	1,626
Deposits in escrow	320	139
Current assets — discontinued operations	117	—
Accounts payable	(2,076)	230
Accrued liabilities	1,281	(53)
Deferred revenue	(319)	393
Current liabilities — discontinued operations	(13)	—
Payments of self-insured liabilities	(640)	(200)
Income taxes payable/ receivable	2,415	(2,669)
Changes in other non-current assets	(514)	4,858
Other non-current assets — discontinued operations	539	—
Other long-term liabilities	1,050	1,658
Other long-term liabilities — discontinued operations	(14)	—

Cash provided by operating activities	43,674	44,932

INVESTING ACTIVITIES:
Payment for executive retirement plan securities	(216)	—
Payment for acquisitions	—	(14,546)
Cash designated for acquisition	—	14,864
Payments for new construction projects	(13,337)	(21,333)
Payments for purchases of property and equipment	(14,564)	(17,764)

Cash used in investing activities	(28,117)	(38,779)

FINANCING ACTIVITIES:
Purchase of treasury stock	(6,989)	(27,125)
(Repayments of) proceeds on borrowings on revolving credit facility	(29,000)	37,000
Repayment of mortgage debt	(9,113)	(19,215)
Proceeds from mortgage debt	14,000	9,026

Cash used in financing activities	(31,102)	(314)

(Decrease) increase in cash and cash equivalents	(15,545)	5,839
Cash and cash equivalents, beginning of year	19,905	14,066

Cash and cash equivalents, end of year	$4,360	$19,905

ASSISTED LIVING CONCEPTS, INC.
Financial and Operating Statistics

	Three months ended
	December 31,	September 30,	December 31,
Continuing residences*	2009	2009	2008
Average Occupied Units by Payer Source
Private	5,450	5,381	5,457
Medicaid	298	371	591

Total	5,748	5,752	6,048

Occupancy Mix by Payer Source
Private	94.8%	93.5%	90.2%
Medicaid	5.2%	6.5%	9.8%

Percent of Revenue by Payer Source
Private	96.5%	95.7%	93.1%
Medicaid	3.5%	4.3%	6.9%

Average Revenue per Occupied Unit Day	$109.18	$108.15	$102.61

Occupancy Percentage*	63.5%	63.2%	67.5%

*	Depending on the timing of new additions and temporary closures of our residences, we may increase or reduce the number of units we actively operate. For the three months ended December 31, 2009, September 30, 2009 and December 31, 2008 we actively operated 9,056, 9,096 and 8,956 units, respectively.

	Three months ended
	December 31,	September 30,	December 31,
Same residence basis**	2009	2009	2008
Average Occupied Units by Payer Source
Private	5,356	5,321	5,415
Medicaid	278	330	521

Total	5,634	5,651	5,936

Occupancy Mix by Payer Source
Private	95.1%	94.2%	91.2%
Medicaid	4.9%	5.8%	8.8%

Percent of Revenue by Payer Source
Private	96.6%	96.0%	93.7%
Medicaid	3.4%	4.0%	6.3%

Average Revenue per Occupied Unit Day	$108.60	$108.30	$103.03

Occupancy Percentage	65.1%	64.8%	68.6%

*	Excludes quarterly impact of 322 completed expansion units, 298 units temporarily closed for renovation and 118 units classified as discontinued operations.

ASSISTED LIVING CONCEPTS, INC.
Financial and Operating Statistics

	Year ended
	December 31,	December 31,
Continuing residences*	2009	2008
Average Occupied Units by Payer Source
Private	5,393	5,482
Medicaid	408	708

Total	5,801	6,190

Occupancy Mix by Payer Source
Private	93.0%	88.6%
Medicaid	7.0%	11.4%

Percent of Revenue by Payer Source
Private	95.3%	91.9%
Medicaid	4.7%	8.1%

Average Revenue per Occupied Unit Day	$108.02	$102.22

Occupancy Percentage*	64.2%	69.1%

*	Depending on the timing of new additions and temporary closures of our residences, we may increase or reduce the number of units we actively operate. For the three months ended December 31, 2009, September 30, 2009 and December 31, 2008 we actively operated 9,037 and 8,959 units, respectively.

	Year ended
	December 31,	December 31,
Same residence basis**	2009	2008
Average Occupied Units by Payer Source
Private	5,321	5,429
Medicaid	367	621

Total	5,688	6,050

Occupancy Mix by Payer Source
Private	93.6%	89.7%
Medicaid	6.4%	10.3%

Percent of Revenue by Payer Source
Private	95.6%	92.6%
Medicaid	4.4%	7.4%

Average Revenue per Occupied Unit Day	$107.96	$102.68

Occupancy Percentage	65.7%	69.9%

**	Excludes year to date impact of 322 completed expansion units, 298 units temporarily closed for renovation and 118 units classified as discontinued operations.

Non-GAAP Financial Measures
Adjusted EBITDA and Adjusted EBITDAR
Adjusted EBITDA is defined as net income from continuing operations before income taxes, interest expense net of interest income, depreciation and amortization, equity based compensation expense, transaction costs and non-cash, non-recurring gains and losses, including disposal of assets and impairment of long-lived assets (including goodwill) and loss on refinancing and retirement of debt. Adjusted EBITDAR is defined as Adjusted EBITDA before rent expenses incurred for leased assisted living properties. Adjusted EBITDA and Adjusted EBITDAR are not measures of performance under accounting principles generally accepted in the United States of America, or GAAP. We use Adjusted EBITDA and Adjusted EBITDAR as key performance indicators and Adjusted EBITDA and Adjusted EBITDAR expressed as a percentage of total revenues as a measurement of margin.
We understand that EBITDA and EBITDAR, or derivatives thereof, are customarily used by lenders, financial and credit analysts, and many investors as a performance measure in evaluating a company’s ability to service debt and meet other payment obligations or as a common valuation measurement in the long-term care industry. Moreover, ALC’s revolving credit facility contains covenants in which a form of EBITDA is used as a measure of compliance, and we anticipate EBITDA will be used in covenants in any new financing arrangements that we may establish. We believe Adjusted EBITDA and Adjusted EBITDAR provide meaningful supplemental information regarding our core results because these measures exclude the effects of non-operating factors related to our capital assets, such as the historical cost of the assets.
We report specific line items separately, and exclude them from Adjusted EBITDA and Adjusted EBITDAR because such items are transitional in nature and would otherwise distort historical trends. In addition, we use Adjusted EBITDA and Adjusted EBITDAR to assess our operating performance and in making financing decisions. In particular, we use Adjusted EBITDA and Adjusted EBITDAR in analyzing potential acquisitions and internal expansion possibilities. Adjusted EBITDAR performance is also used in determining compensation levels for our senior executives. Adjusted EBITDA and Adjusted EBITDAR should not be considered in isolation or as a substitute for net income, cash flows from operating activities, and other income or cash flow statement data prepared in accordance with GAAP, or as a measure of profitability or liquidity. We present Adjusted EBITDA and Adjusted EBITDAR on a consistent basis from period to period, thereby allowing for comparability of operating performance.

Adjusted EBITDA and Adjusted EBITDAR Reconciliation Information
The following table sets forth a reconciliation of net income (loss) to Adjusted EBITDA and Adjusted EBITDAR:

	Three Months Ended		Three Months Ended		Year Ended
	December 31,		September 30,		December 31,
	2009	2008	2009	2008	2009	2008
	(In thousands, unaudited)
Net income (loss)	$4,327	$3,030	$3,386	$2,966	$(155)	$14,323
Less: Income (loss) from discontinued operations, net of tax	23	(165)	(802)	(105)	(957)	(389)
Add: Provision for income taxes	2,722	1,598	2,295	1,880	7,343	8,652

Income (loss) from continuing operations before income taxes	7,026	4,793	6,483	4,951	8,145	23,364
Add:
Depreciation and amortization	5,630	4,678	5,440	4,595	21,219	18,333
Interest expense, net	1,864	1,596	1,907	1,727	7,289	6,535
Non-cash equity based compensation	86	(5)	132	60	406	99
Loss due to property impairment	—	—	148	—	148	—
Loss on sale or disposal of fixed assets	—	222	54	160	54	382
Goodwill impairment	—	—	—	—	16,315	—

Adjusted EBITDA	14,606	11,284	14,164	11,493	53,576	48,713
Add: Lease expense	5,068	5,009	5,053	4,990	20,044	19,910

Adjusted EBITDAR	$19,674	$16,293	$19,217	$16,483	$73,620	$68,623

The following table sets forth the calculations of Adjusted EBITDA and Adjusted EBITDAR as percentages of total revenue:

	Three Months Ended		Three Months Ended		Year Ended
	December 31,		September 30,		December 31,
	(Dollars amounts in thousands, unaudited)
	2009	2008	2009	2008	2009	2008
Revenues	$57,737	$57,101	$57,236	$57,740	$228,723	$231,576

Adjusted EBITDA	$14,606	$11,284	$14,164	$11,493	$53,576	$48,713

Adjusted EBITDAR	$19,674	$16,293	$19,217	$16,483	$73,620	$68,623

Adjusted EBITDA as percent of total revenues	25.3%	19.8%	24.7%	19.9%	23.4%	21.0%

Adjusted EBITDAR as percent of total revenues	34.1%	28.5%	33.6%	28.5%	32.2%	29.6%

ASSISTED LIVING CONCEPTS, INC.
Reconciliation of Non-GAAP Measures

	Three Months Ended		Year Ended
	December 31,		December 31,
	(In thousands, except per share data)
		(unaudited)
	2009	2008	2009	2008
Net income (loss)	$4,327	$3,030	$(155)	$14,323
Less: Income (loss) from discontinued operations, net of tax	23	(165)	(957)	(389)

Income from continuing operations	4,304	3,195	802	14,712
Add one time charges:
Goodwill impairment	—	—	16,315	—
Loss due to hurricane damage	—	222	—	382
Loss due to property impairment	—	—	148	—
Less: Income tax benefits from one time charges	—	82	1,675	141

Pro forma income from continuing operation excluding one time charges	4,304	3,335	15,590	14,953
Income (loss) from discontinued operations net of tax	23	(165)	(957)	(389)
Loss due to property impairment included in discontinued operations	—	—	1,231	—
Income tax benefits from property impairment included in discontinued operations	—	—	(439)	—

Pro forma net income excluding one time charges	$4,327	$3,170	$15,425	$14,564

Weighted average common shares:
Basic	11,606	12,165	11,751	12,486
Diluted	11,762	12,291	11,751	12,617
Pro forma basic earnings per common share from continuing operations excluding one-time charges	$0.37	$0.27	$1.33	$1.20

Pro forma diluted earnings per common share from continuing operations excluding one-time charges	$0.37	$0.27	$1.33	$1.19